Exhibit 99.2

PURCHASE AND SALE AGREEMENT

dated as of November 2, 2009

between

PDL BIOPHARMA, INC.

and

QHP ROYALTY SUB LLC

i

ii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement”) dated as of November 2, 2009 is between PDL BIOPHARMA, INC., a Delaware corporation (“Seller”), and QHP ROYALTY SUB LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller has the right to receive royalties based on Net Sales of the Licensed Products worldwide under the Counterparty Agreements; and

WHEREAS, Seller desires to sell, transfer, convey, assign, contribute and grant to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, the Purchased Assets, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. For purposes hereof, the term “Affiliate” when used in respect of Seller shall be deemed to exclude Purchaser.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (i) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (iii) corporate or other entity action taken by such Person to authorize any of the actions set forth above; or (iv) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by Seller and Purchaser substantially in the form of Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to remain closed.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Collection Account” has the meaning set forth in Section 3.1(a) of the Indenture.

“Confidential Information” means, as it relates to Seller and its Affiliates, the Licensed Products and the Licensed Patents, all information (whether written or oral, or in electronic or other form) furnished after the date of this Purchase and Sale Agreement involving or relating in any way, directly or indirectly, to the Purchased Assets or the Royalties, including (a) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including the Counterparty Agreements) involving or relating in any way, directly or indirectly, to the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents of any kind concerning or relating in any way, directly or indirectly, to Seller, the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above, and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Assets or the compounds or products giving rise to the Purchased Assets. Notwithstanding the foregoing definition, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed, (ii) lawfully obtainable from other sources, (iii) required to be disclosed in any document to be filed with any Governmental Authority or (iv) required to be disclosed by court or administrative order or under securities laws, rules and regulations applicable to Seller or Purchaser or their respective Affiliates, as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of Seller or Purchaser or their respective Affiliates may be listed for trading.

“Counterparty” means Genentech, Inc., a Delaware corporation and a wholly-owned subsidiary of Roche Holding, Ltd.

“Counterparty Agreements” means, collectively, the Master Agreement, the License Agreements, the Settlement Agreement, the letter agreement entitled “Re: Amendments to Product Licenses and Settlement Agreement” dated July 27, 2009 from Counterparty to Seller executed by Seller and Counterparty, the letter agreement dated July 27, 2009 from Seller to Counterparty executed by Seller and Counterparty and the letter agreement dated September 22, 2009 from Seller to Counterparty executed by Seller and Counterparty.

“Counterparty Instruction” means the irrevocable direction to Counterparty in the form set forth in Exhibit B.

“Defaulting Party” has the meaning set forth in Section 4.5(e).

“Discrepancy” has the meaning set forth in Section 2.2(b).

“Disputes” has the meaning set forth in Section 3.10(d).

“Event of Default” has the meaning set forth in Section 4.1 of the Indenture.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“Indenture” means that certain indenture, dated as of the Closing Date, by and between Purchaser and U.S. Bank National Association, a national banking association, as initial trustee thereunder, and any successor appointed in accordance with the terms thereof.

“Initial Purchaser” means Morgan Stanley & Co. Incorporated.

“Initial Purchaser Purchase Agreement” means that certain purchase agreement dated October 27, 2009 among Purchaser, Seller and the Initial Purchaser.

“Issuer Pledged Collateral” has the meaning set forth in Section 2.1 of the Pledge and Security Agreement.

“License Agreements” means, collectively, (a) the PDL License Agreement dated as of November 3, 1998 between Seller and Counterparty (re HER-2/neu protein), as amended, (b) the PDL License Agreement dated as of December 18, 2003 between Seller and Counterparty (re IgE), as amended, (c) the PDL License Agreement dated as of March 5, 2004 between Seller and Counterparty (re VEGF), as amended, and (d) any other existing or future license agreements entered into under the Master Agreement.

“Licensed Patents” means the PDL Licensed Patents as defined in Exhibit C.

“Licensed Products” means Avastin® (Bevacizumab), Herceptin® (Trastuzumab), Lucentis® (Ranibizumab), Xolair® (Omalizumab) and any other products subject to the Master Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale, any sale with recourse or any agreement to give any security interest, but shall not include any licenses (exclusive or non-exclusive) under the Licensed Patents granted in the ordinary course.

“Loss” means any loss, Set-off, cost, charge, expense, interest, fee, payment, demand, liability, claim, action, proceeding, penalty, fine, damages, judgment, order or other sanction.

“Master Agreement” means the Amended and Restated Patent Licensing Master Agreement (Queen Patents) dated as of July 27, 2009 between Seller and Counterparty, as amended.

“Material Adverse Change” means any event, circumstance or change that could reasonably be expected to result, individually or in the aggregate, in a material adverse effect, in any respect, on (a) the legality, validity or enforceability of any of the Transaction Documents, the Counterparty Agreements or the back-up security interest granted pursuant to Section 2.1(d), (b) the right or ability of Seller (or any permitted assignee), Purchaser or the Servicer to perform any of its obligations under any of the Transaction Documents or the Counterparty Agreements, in each case to which it is a party and where the timing, amount or duration of the Royalties is reasonably expected to be adversely affected, or to consummate the transactions contemplated under this Purchase and Sale Agreement, any other Transaction Document or any of the

Counterparty Agreements, (c) the rights or remedies of Purchaser under any of the Transaction Documents or the Counterparty Agreements in a manner that adversely impacts the Purchased Assets, (d) the timing, amount or duration of the Royalties, (e) the Purchased Assets, (f) the Licensed Patents where the timing, amount or duration of the Royalties is reasonably expected to be adversely affected or (g) the ability of the Trustee to realize the practical benefit of the Pledge and Security Agreement (including any failure to have a perfected Lien on any of the Issuer Pledged Collateral as required by the Indenture).

“Net Sales” has the meaning set forth in Section 1.09 (or the equivalent provision) of each License Agreement.

“Noteholder” means any Person in whose name a Note is registered from time to time in the Register for such Note.

“Notes” means any notes issued under the Indenture from time to time, including the QHP PhaRMASM Senior Secured 10.25% Notes due 2015 of Purchaser in the initial outstanding principal balance of $300,000,000 issued on the Closing Date.

“Offering Memorandum” means the offering memorandum of Purchaser dated October 27, 2009.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Licensed Patents.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Pledge and Security Agreement” means that certain pledge and security agreement dated as of the Closing Date made by Seller to the Trustee.

“Purchase and Sale Agreement” has the meaning set forth in the preamble.

“Purchased Assets” means, collectively, (a) Seller’s rights under (i) the Counterparty Agreements to (1) receive the Purchased Counterparty Agreements Royalties, (2) receive the reports produced by Counterparty pursuant to the Counterparty Agreements in respect of worldwide sales of the Licensed Products, (3) audit the records of Counterparty in respect of such sales pursuant to the Counterparty Agreements and receive an audit report summarizing the results of any such audit and (4) make indemnification claims against Counterparty pursuant to the Counterparty Agreements and (ii) the Settlement Agreement to receive the Purchased Settlement Agreement Royalties, (b) to the extent permitted by the Counterparty Agreements, Seller’s right to (i) pay directly to Counterparty any amounts due and payable under the Counterparty Agreements from Seller to Counterparty, (ii) provide any reports to Counterparty that may be due under the Counterparty Agreements from Seller and (iii) to the extent possible, cure any breach of or default under the Counterparty Agreements by Seller, (c) Seller’s right to receive any Set-off pursuant to Section 2.2(c), (d) Seller’s right to disapprove of an assignment of the Counterparty Agreements by Counterparty and (e) Seller’s right to transfer, assign or pledge the foregoing, in whole or in part, and the proceeds of and the rights to enforce each of the foregoing.

“Purchased Counterparty Agreements Royalties” means 60% of the Royalties under the Counterparty Agreements.

“Purchased Royalties” means, collectively, the Purchased Counterparty Agreements Royalties and the Purchased Settlement Agreement Royalties.

“Purchased Settlement Agreement Royalties” means 60% of the Royalties (except liquidated damages payments) under the Settlement Agreement if Counterparty breaches its obligations thereunder in respect of the Licensed Products.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Party” has the meaning set forth in Section 6.1.

“Register” has the meaning set forth in Section 2.3(a) of the Indenture.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any country.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Licensed Products may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Royalties” means (a) all amounts or fees paid, owed, accrued or otherwise required to be paid to Seller or any of its Affiliates as a result of the sale by Counterparty or any Sublicensees of any of the Licensed Products (including not only from the sale of currently approved indications for each Licensed Product, but also from any additionally approved indications and from any off-label usage for such Licensed Product) and attributable to the period commencing on the Royalties Commencement Date, including all amounts due or to be paid to Seller or any of its Affiliates in lieu thereof (whether based upon sales of the Licensed Products or otherwise), (b) all indemnity payments, recoveries, damages or award or settlement amounts paid or payable to Seller or any of its Affiliates by any third party and arising out of or relating to the Licensed Products or as a result of a breach by Counterparty of any of the Counterparty Agreements with respect to any Licensed Product and attributable to the period commencing on the Royalties Commencement Date (except for liquidated damages payments under the Settlement Agreement), (c) all other amounts paid by Counterparty, any Sublicensee or any other Person arising out of, related to or resulting from the Licensed Products or the Counterparty Agreements and attributable to the period commencing on the Royalties Commencement Date (except for liquidated damages payments under the Settlement Agreement), (d) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described herein and (e) all proceeds (as defined under the UCC) of any of the foregoing.

“Royalties Commencement Date” means October 1, 2009.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” has the meaning set forth in Section 4.4(d).

“Seller Indemnified Party” has the meaning set forth in Section 6.2.

“Seller’s SEC Filings” means Seller’s Form 10-K for the year ended December 31, 2008 filed with the SEC and any Forms 10-Q and Forms 8-K filed by Seller with the SEC subsequent thereto.

“Senior Class” has the meaning set forth in the Indenture.

“Servicer” means Seller, acting in its capacity as servicer pursuant to the Servicing Agreement (or any other Person appointed to succeed Seller as such or any successor thereto pursuant to the Servicing Agreement).

“Servicing Agreement” means that certain servicing agreement dated as of the Closing Date between Purchaser and Seller.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.

“Settlement Agreement” means the Settlement Agreement dated December 18, 2003 between Seller and Counterparty, as amended.

“Sublicensee” means any sublicensee of Counterparty under the Counterparty Agreements.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person. For purposes hereof, the term “Subsidiary” when used in respect of Seller shall be deemed to exclude Purchaser.

“Transaction Documents” means this Purchase and Sale Agreement, the Bill of Sale, the Counterparty Instruction, the Indenture, the Notes, the Servicing Agreement, the Pledge and Security Agreement and the Initial Purchaser Purchase Agreement.

“Trustee” means U.S. Bank National Association, a national banking association, as initial trustee of the Notes under the Indenture, and any successor appointed in accordance with the terms of the Indenture.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Purchase and Sale Agreement:

(a) A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b) Unless otherwise defined, all terms used herein that are defined in the UCC shall have the meanings stated in the UCC.

(c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(d) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e) References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof and include any annexes, exhibits and schedules attached thereto, and the provisions thereof apply to successive events and transactions.

(f) References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(g) References to any Person shall be construed to include such Person’s successors and permitted assigns.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Purchase and Sale Agreement shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified.

(j) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the next succeeding Business Day, and payments shall be adjusted accordingly.

(l) Any reference herein to a term that is defined by reference to its meaning in a Counterparty Agreement shall refer to such term’s meaning in such Counterparty Agreement as in existence on the date hereof (and not to any new, substituted or amended version thereof).

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Purchase and Sale Agreement, on the Closing Date, Seller shall sell, transfer, convey, assign, contribute and grant to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of Purchaser by the Transaction Documents.

(b) Seller and Purchaser intend and agree that the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by Seller to Purchaser of the Purchased Assets and that such assignment and sale shall provide Purchaser with the full benefits of ownership of the Purchased Assets. Neither Seller nor Purchaser intends the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from Purchaser to Seller or a pledge or assignment of only a security agreement. Seller waives any right to contest or otherwise assert that this Purchase and Sale Agreement is other than a true, complete, absolute and irrevocable sale and assignment by Seller to Purchaser of the Purchased Assets under applicable law, which waiver shall be enforceable against Seller in any Bankruptcy Event relating to Seller. The sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets shall be reflected on Seller’s financial statements and other records as a sale of assets to Purchaser.

(c) Seller hereby authorizes Purchaser or its designee to execute, record and file, and consents to Purchaser or its designee executing, recording and filing, at Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to evidence the purchase, acquisition and acceptance by Purchaser of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by Seller to Purchaser pursuant to Section 2.1(d).

(d) Notwithstanding that Seller and Purchaser expressly intend for the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets to be a true, complete, absolute and irrevocable sale and assignment, Seller hereby grants, conveys, pledges and assigns to Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Purchase and Sale Agreement is held not to be a sale, a security interest in and to all of Seller’s right under the Purchased Assets and any and all additions and accessions thereto, all improvements thereto, all substitutions and replacements therefor and all products and proceeds thereof, whether now owned or hereafter acquired or arising, and wherever located, and, in such event, this Purchase and Sale Agreement shall constitute a security agreement.

Section 2.2 Entitlement to Payments. Purchaser shall be entitled to receive the following transfers and payments in respect of the Purchased Assets:

(a) Seller agrees that Purchaser is entitled to the Purchased Assets and, notwithstanding any claim or Set-off that Seller may have against Purchaser or that Counterparty may have against Seller, Seller agrees and will use its commercially reasonable efforts to ensure (including taking such actions as Purchaser shall reasonably request) that Counterparty remits all payments that Counterparty is required to pay to Seller under the Counterparty Agreements with respect to the Purchased Assets directly to the Collection Account, pursuant to the Counterparty Instruction.

(b) For the avoidance of doubt, the parties hereto understand and agree that if Counterparty fails to pay any Purchased Royalties when Seller or Purchaser reasonably believes such Purchased Royalties are due under the Counterparty Agreements, except for any Set-off contemplated by Section 2.2(c) (each such unpaid amount, a “Discrepancy”), and if such Discrepancy is not the result of a default or breach by Seller under the Counterparty Agreements, then Seller shall not be obligated to pay to Purchaser or otherwise compensate or make Purchaser whole with respect to any such Discrepancy so long as Seller is in compliance with the provisions of this Purchase and Sale Agreement; provided, however, that nothing in this Section 2.2(b) shall limit or affect in any respect the rights of any Purchaser Indemnified Party under Article VI.

(c) Seller agrees that it will promptly (and in any event within three Business Days) pay to Purchaser in accordance with Section 4.4 the amount of any Set-off by Counterparty against any Purchased Royalties or other Purchased Assets to the extent that such Set-off arises out of or relates to any period prior to the Royalties Commencement Date or to any events occurring, circumstances existing or actions taken prior to the Royalties Commencement Date and that in each case has the effect of reducing amounts to be paid to Purchaser following the Closing Date.

Section 2.3 Purchase Price. In full consideration for the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller, or Seller’s designee, on the Closing Date, the sum of $300,000,000, in immediately available funds by wire transfer to the Seller Account (the “Purchase Price”), it being understood that any excess portion of the consideration for the Purchased Assets, where the total consideration for the Purchased Assets is equal to the fair market value of the Purchased Assets as agreed at arm’s length by Seller and Purchaser, shall be deemed a capital contribution by Seller to Purchaser in an amount equal to such excess portion.

Section 2.4 No Assumed Obligations. Notwithstanding any provision in this Purchase and Sale Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Counterparty Agreement (including any obligation to pay any amounts to, or accept any Set-off by, Counterparty or any of Counterparty’s Affiliates), any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates (the “Excluded Liabilities and Obligations”).

Section 2.5 Excluded Assets. Purchaser does not, by purchase, acquisition or acceptance of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller under the Counterparty Agreements, other than the Purchased Assets, or any other assets of Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 3.1 Organization. Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, except where the failure to do so would not be a Material Adverse Change, has all corporate powers, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and carry on its business as described in Seller’s SEC Filings, to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to exercise its rights and to perform its obligations under the Counterparty Agreements. Seller is duly licensed or qualified to do business as a foreign entity and is in good standing in every jurisdiction in which such license or qualification is required by law, except where the failure to do so would not be a Material Adverse Change.

Section 3.2 No Subsidiaries. Seller has no Subsidiaries other than Purchaser.

Section 3.3 Seller Authorization. Each Transaction Document to which Seller is party has been duly authorized, executed and delivered by Seller. When each Transaction Document to which Seller is party has been duly executed and delivered by all other parties thereto, such Transaction Document constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4 Governmental and Third Party Authorizations. The execution and delivery by Seller of the Transaction Documents to which Seller is party, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of a Current Report on Form 8-K with the SEC, the filing of the UCC financing statements referred to in Section 2.1 and the notice to Counterparty contained in the Counterparty Instruction.

Section 3.5 Ownership. Seller (or Protein Design Labs, Inc.) is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Assets and the Licensed Patents and has good and valid title thereto, free and clear of all Liens (except for licenses of the Licensed Patents granted in the ordinary course of business). Seller has duly and legally filed or applied for registration for its ownership interest in the Licensed Patents in the appropriate agencies in the jurisdictions set forth on Exhibit C, and Seller is the exclusive “owner of record” of the Licensed Patents in each such jurisdiction. The Purchased Assets sold, transferred, conveyed, assigned, contributed and granted to Purchaser on the Closing Date have not been pledged, sold, transferred, conveyed, assigned, contributed or granted by Seller to any other Person. Seller has full right to sell, transfer, convey, assign, contribute and grant the Purchased Assets to Purchaser. Upon the sale, transfer, conveyance, assignment, contribution and granting by Seller of the Purchased Assets to Purchaser, Purchaser shall acquire good and marketable title to the Purchased Assets free and clear of all Liens, other than Liens in favor of the Trustee, and shall be the exclusive owner of the Purchased Assets. Purchaser has or shall have the same rights as Seller would have with respect to the Purchased Assets (if Seller were still the owner of such Purchased Assets) against any other Person.

Section 3.6 Solvency. Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents to which Seller is a party, Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom as described in the Offering Memorandum, (a) the fair saleable value of Seller’s assets will be greater than the sum of its debts and other obligations, including contingent liabilities, (b) the present fair saleable value of Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (c) Seller will be able to realize upon its assets and pay its debts and other obligations, including contingent obligations, as they mature, (d) Seller will not be rendered insolvent, have unreasonably small capital with which to engage in its business or be unable to pay its debts as they mature, (e) Seller has not incurred, will not incur and does not have present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) Seller will not have become subject to any Bankruptcy Event and (g) Seller will not have been rendered insolvent within the meaning of Section 101(32) of the United States Bankruptcy Code. No step has been taken or is intended by Seller or, so far as it is aware, any other Person to make Seller subject to a Bankruptcy Event or any merger or consolidation.

Section 3.7 No Litigation. Except as disclosed in Seller’s SEC Filings, there is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of Seller, threatened by or against Seller or any of its Subsidiaries or, to the knowledge of Seller, pending or threatened by or against Counterparty or any Sublicensees with respect to the Licensed Products, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries or, to the knowledge of Seller, pending or threatened against Counterparty or any Sublicensees with respect to the Licensed Products, that, in each case, (i) if adversely determined, would be a Material Adverse Change, or (ii) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by any of the Transaction Documents. Except as disclosed in Seller’s SEC Filings, to the knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 3.8 Compliance with Laws. Seller (a) is not in violation of, and, to the knowledge of Seller, is not under investigation with respect to and has not been threatened to be charged with or been given notice of any violation of, any law, statute, rule, ordinance or regulation of, or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by, any Governmental Authority and (b) is not subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would be a Material Adverse Change. Seller is in compliance with the requirements of all applicable laws, a breach of any of which would be a Material Adverse Change.

Section 3.9 No Conflicts.

(a) None of the execution and delivery by Seller of any of the Transaction Documents to which Seller is party, the performance by Seller of the obligations contemplated hereby or thereby or consummation of the transactions contemplated hereby or thereby: (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, or accelerate the performance provided by, in any respect, (A) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Seller or its assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment or instrument to which Seller is a party or by which Seller or its assets or properties is bound or committed, other than the Counterparty Agreements, or (C) any term or provision of any of the organizational documents of Seller; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of Seller; (iii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Licensed Patents, the Counterparty Agreements or the Purchased Assets; or (iv) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, give to any other Person the right to terminate, or accelerate the performance provided by, in any respect, any term or provision of any of the Counterparty Agreements, except, in the case of clauses (i)(A) and (i)(B) above, where such contravention, conflict, breach, violation, default, requirement, acceleration, additional right, creation or imposition would not be a Material Adverse Change.

(b) Seller has not granted, nor does there exist, any Lien on the Transaction Documents, the Counterparty Agreements or the Purchased Assets.

Section 3.10 Intellectual Property Rights.

(a) Exhibit C sets forth an accurate and complete list of all Licensed Patents. For each Licensed Patent, Seller has indicated (i) the countries in which such Licensed Patent is pending, allowed, granted or issued, (ii) the patent number or patent serial number, (iii) the scheduled expiration date of such Licensed Patent, (iv) the scheduled expiration date of the pending patent applications once issued and (v) the owner of such Licensed Patent.

(b) To the knowledge of Seller, each claim that has been issued or granted by the appropriate Patent Office included in the Licensed Patents that are patents and that covers any of the Licensed Products is valid and enforceable.

(c) There are no unpaid maintenance or renewal fees payable by Seller to any third party that currently are overdue for any of the Licensed Patents. No Licensed Patent has lapsed or been abandoned, cancelled or expired. To the knowledge of Seller, each individual associated with the filing and prosecution of the Licensed Patents, including the named inventors of the Licensed Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Licensed Patents (including any relevant prior art), in those jurisdictions where such duties exist.

(d) Except as set forth in Seller’s SEC Filings and except as would not be a Material Adverse Change, there is no pending or, to the knowledge of Seller, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Licensed Patents or that could give rise to a credit against the payments due to Seller under the Counterparty Agreements for the use of the Licensed Patents. There are no Disputes by any third party against Seller involving any of the Licensed Products. The Licensed Patents are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement (other than the Settlement Agreement and Seller’s settlement with Alexion Pharmaceuticals, Inc.) or other disposition of a Dispute.

(e) To the knowledge of Seller, except as would not be a Material Adverse Change and except as disclosed in Seller’s SEC Filings, there is no pending or threatened action, suit or proceeding, or any investigation or claim by any Person to which Seller or, to the knowledge of Seller, to which Counterparty or any Sublicensee is or could be a party, and Seller has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any of the Licensed Products by Counterparty, any Affiliates of Counterparty or any Sublicensees pursuant to the Counterparty

Agreements does or could infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. To the knowledge of Seller and except as would not be a Material Adverse Change and except as disclosed in Seller’s SEC Filings, there are no pending United States, international or foreign patent applications owned by any third party that, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of any of the Licensed Products by Counterparty or any Sublicensees.

(f) Avastin® (Bevacizumab), Herceptin® (Trastuzumab), Lucentis® (Ranibizumab) and Xolair® (Omalizumab) are approved Licensed Products.

(g) Except as set forth in Seller’s SEC Filings, to the knowledge of Seller, there is no third party infringing any Licensed Patents, nor has Seller received any notice under any of the Counterparty Agreements of infringement of any of the Licensed Patents.

(h) The Licensed Patents constitute all of the intellectual property owned or licensed by Seller necessary for the sale of the Licensed Products worldwide.

(i) The information set forth under “The Licensed Patents and the Licensed Products” in the Offering Memorandum contains a fair and accurate description of the Licensed Patents.

Section 3.11 Regulatory Approval, Manufacturing and Marketing. To the knowledge of Seller, each Licensed Product has received Regulatory Approval for marketing and distribution in the countries listed on Exhibit C, except where failure to receive such regulatory approval would not be a Material Adverse Change.

Section 3.12 No Subordination. The claims and rights of Purchaser created by any Transaction Document in and to the Purchased Assets are not and shall not, at any time, be subordinated to any creditor of Seller.

Section 3.13 Counterparty Agreements.

(a) Other than the Transaction Documents and the Counterparty Agreements, there is no contract, agreement or other arrangement (whether written or oral) to which Seller is a party or by which any of its assets or properties is bound or committed (i) that creates a Lien on, affects or otherwise relates to the Purchased Assets or the Counterparty Agreements or (ii) for which breach, nonperformance, cancellation or failure to renew would be a Material Adverse Change.

(b) Seller has provided to Purchaser a true, correct and complete copy of the Counterparty Agreements and any confidentiality agreement relating to any of the foregoing.

(c) Each of the Counterparty Agreements is in full force and effect and is the legal, valid and binding obligation of Seller and, to the knowledge of Seller based on the representations made to Seller by Counterparty, Counterparty, enforceable against Seller and, to the knowledge of Seller based on the representations made to Seller by Counterparty, Counterparty, in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles. The execution, delivery and performance of each of the Counterparty Agreements was and is within the powers of Seller and, to the knowledge of Seller based on the representations made to Seller by Counterparty, Counterparty. Each of the Counterparty Agreements was duly authorized by all necessary action on the part of, and validly executed and delivered by, Seller and, to the knowledge of Seller based on the representations made to Seller by Counterparty, Counterparty. To the knowledge of Seller, Seller is not in breach or violation of or in default under any of the Counterparty Agreements.

(d) Seller has not waived any rights or defaults under the Counterparty Agreements or released Counterparty, in whole or in part, from any of its obligations under any of the Counterparty Agreements. To the knowledge of Seller, there are no oral waivers or modifications (or pending requests therefor) in respect of any of the Counterparty Agreements.

(e) To the knowledge of Seller and except as disclosed in Seller’s SEC Filings, no event has occurred that would give Seller or Counterparty the right to terminate any of the Counterparty Agreements or cease paying Royalties thereunder. Seller has not received any notice of an intention by Counterparty or any other Person to terminate or breach any of the Counterparty Agreements, in whole or in part, or challenging the validity or enforceability of any of the Counterparty Agreements or the obligation to pay the Royalties under the Counterparty Agreements, or that Seller or Counterparty is in default of its obligations under any of the Counterparty Agreements. Seller is not aware of any default by Counterparty under any of the Counterparty Agreements. Seller has no intention of terminating any of the Counterparty Agreements and has not given Counterparty any notice of termination of any of the Counterparty Agreements, in whole or in part.

(f) Seller has not consented to an assignment by Counterparty of Counterparty’s rights or obligations under any of the Counterparty Agreements and Seller does not have knowledge of any such assignment by Counterparty.

(g) Neither Seller nor Counterparty has made any claim of indemnification under any of the Counterparty Agreements.

(h) Since January 1, 2003, Seller has not exercised its rights to conduct an audit under any of the Counterparty Agreements.

(i) To the knowledge of Seller, Seller has received all amounts owed to it under the Counterparty Agreements.

Section 3.14 Set-off and Other Sources of Royalty Reduction. Except as provided in the Counterparty Agreements, Counterparty has no right of Set-off under any contract or other agreement against the Royalties or any other amounts payable to Seller under the Counterparty Agreements. Counterparty has not exercised, and, to the knowledge of Seller, Counterparty has not had the right to exercise and no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Counterparty to exercise, any Set-off against the Royalties or any other amounts payable to Seller under the Counterparty Agreements. To the knowledge of Seller, there are no third party patents that would provide a basis for a reduction in the royalties due to Seller pursuant to the Counterparty Agreements. There are no compulsory licenses granted or, to the knowledge of Seller, threatened with respect to the Licensed Patents.

Section 3.15 UCC Matters. Seller’s exact legal name is, and has been since 2006, “PDL BioPharma, Inc.”, and, from 1986 until 2006, was “Protein Design Labs, Inc.” Seller’s jurisdiction of organization is, and has been since 1986, located in Delaware. Seller’s principal place of business is, and has been since December 18, 2008, located in Nevada, and, from 1986 until December 18, 2008, was located in California. For the immediately preceding 10 years, Seller has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting entity.

Section 3.16 Tax Matters. No deduction or withholding for or on account of any tax has been made, or was required under applicable law to be made, from any payment to Seller under the Counterparty Agreements. Seller has filed (or caused to be filed) all tax returns and reports required by law to have been filed by it and has paid all taxes required to be paid by it, except any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books, and Seller has never filed any tax return or report under any name other than its exact legal name.

Section 3.17 Margin Stock. Seller is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

ARTICLE IV

COVENANTS

So long as the Notes are outstanding, the parties hereto covenant and agree as follows:

Section 4.1 Books and Records; Notices.

(a) After receipt by Seller of notice of any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Purchased Assets or any Counterparty Agreement or any default or termination by any Person under the Counterparty Agreements, Seller shall (i) promptly inform Purchaser in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, promptly furnish Purchaser with a copy of such notice and any related materials with respect thereto.

(b) Seller shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books and records adequate to reflect accurately all financial information it has received from Counterparty with respect to the Royalties.

(c) Promptly after receipt by Seller (but in no event more than five Business Days following receipt by Seller) of any written notice, certificate, offer, proposal, correspondence, report or other communication relating to the Counterparty Agreements, the Royalties, the Purchased Assets or the Licensed Products, Seller shall (i) inform Purchaser in writing of such receipt, (ii) provide to Purchaser in writing a reasonably detailed description of the substance thereof and (iii) furnish Purchaser with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication.

(d) Seller shall provide Purchaser with written notice as promptly as practicable (and in any event within five Business Days) after becoming aware of any of the following: (i) the occurrence of a Bankruptcy Event in respect of Seller; (ii) any material breach or default by Seller of any covenant, agreement or other provision of this Purchase and Sale Agreement or any other Transaction Document; (iii) any representation or warranty made by Seller in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition that would be a Material Adverse Change.

(e) Seller shall notify Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, Seller’s (i) legal name, (ii) form or type of organization or corporate structure or (iii) jurisdiction of organization.

(f) Subject to applicable confidentiality restrictions and securities laws, Seller shall make available such other information as Purchaser may, from time to time, reasonably request with respect to (i) the Purchased Assets or (ii) the condition or operations, financial or otherwise, of Seller that is reasonably likely to impact or affect the performance of Seller’s obligations hereunder or Seller’s compliance with the terms, provisions and conditions of this Purchase and Sale Agreement.

Section 4.2 Confidentiality; Public Announcement.

(a) Except as otherwise required by law, by the rules and regulations of any securities exchange or trading system or by the FDA or any other Governmental Authority with similar regulatory authority and except as otherwise set forth in this Section 4.2, all Confidential Information furnished by Seller to Purchaser, as well as the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document, shall be kept confidential by Purchaser and shall be used by Purchaser only in connection with this Purchase and Sale Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Purchaser may disclose such information to its actual and potential investors and lenders and their respective Affiliates or representatives who have a need to know the Confidential Information; provided, that such Persons (i) shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous than those set out herein or (ii) shall have executed and delivered the Confidentiality Agreement attached as Exhibit B to the Indenture.

(b) Seller and Purchaser agree that, after the Closing, public announcements may be issued in the form of one or more press releases, in each case subject to Purchaser or Seller having a reasonable prior opportunity to review such public announcement, and which announcement shall be in a form mutually acceptable to Purchaser and Seller, and either party hereto may thereafter disclose any information contained in such press release at any time without the consent of the other party hereto.

Section 4.3 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Purchase and Sale Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents, including to perfect the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets to Purchaser pursuant to this Purchase and Sale Agreement. Purchaser and Seller agree to execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to perfect, protect, more fully evidence, vest and maintain in Purchaser good, valid and marketable rights and interests in and to the Purchased Assets free and clear of all Liens (other than those permitted by the Transaction Documents) or enable Purchaser to exercise or enforce any of Purchaser’s rights under any Transaction Document, including following the Closing.

(b) Seller and Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto, in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, equityholders, members, controlling Persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Assets or the transactions described herein or therein but in all cases excluding any litigation brought by Seller against Purchaser or brought by Purchaser against Seller.

(c) Seller shall comply with all applicable laws with respect to the Transaction Documents, the Counterparty Agreements, the Purchased Assets and all ancillary agreements related thereto, the violation of which would be a Material Adverse Change.

Section 4.4 Payments on Account of the Purchased Assets.

(a) Notwithstanding the terms of the Counterparty Instruction, if Counterparty, any Sublicensee or any other Person makes any payment to Seller (or any of its Subsidiaries other than Purchaser) directly and not to the Collection Account, including payments made in respect of the Settlement Agreement, on account of the Purchased Assets (except for liquidated damages payments under the Settlement Agreement), then (i) the portion of such payment that represents the Purchased Royalties shall be held by Seller (or such Subsidiary) in trust for the benefit of Purchaser in a segregated account, (ii) Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) Seller (or such Subsidiary) promptly, and in any event no later than two Business Days following the receipt by Seller (or such Subsidiary) of such portion of such payment, shall remit such portion of such payment to the Collection Account pursuant to Section 4.4(b) in the exact form received with all necessary endorsements.

(b) Seller shall make all payments to be made by Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the Collection Account.

(c) If Counterparty, any Sublicensee or any other Person makes any payment to Purchaser of Royalties relating to periods prior to the Royalties Commencement Date, then (i) such payment shall be held by Purchaser in trust for the benefit of Seller in a segregated account, (ii) Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) Purchaser promptly, and in any event no later than two Business Days following the receipt by Purchaser of such payment, shall remit such payment to the Seller Account pursuant to Section 4.4(d) in the exact form received with all necessary endorsements.

(d) Purchaser shall make all payments of Royalties relating to periods prior to the Royalties Commencement Date to be made by Purchaser pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as Seller shall notify Purchaser in writing from time to time) (the “Seller Account”):

Bank Name:	Wells Fargo Bank, NA
ABA Number:	121000248
Account Number:	4040016214
Account Name:	PDL BioPharma, Inc.
Attention:	Christine Larson, CFO

(e) If Counterparty takes any Set-off in accordance with the terms of the Counterparty Agreements where such Set-off (or any portion thereof) is made in respect of any event occurring, circumstance existing or action taken prior to the Royalties Commencement Date but has the effect of reducing amounts to be paid to Purchaser following the Closing Date, then Seller shall cause the amount of such Set-off (or portion thereof, as the case may be) to be paid promptly (but in no event later than three Business Days following such Set-off) to the Collection Account.

Section 4.5 Counterparty Agreements.

(a) Seller shall fully and timely perform and comply with its duties and obligations under the Counterparty Agreements and, without the prior written consent of Purchaser, shall not (i) forgive, release or compromise any amount owed to or becoming owing to Seller or Purchaser under the Counterparty Agreements, (ii) waive, amend, cancel, terminate or fail to exercise any rights or options constituting or involving the right to receive the Royalties, (iii) except as contemplated by the Transaction Documents, create or permit to exist any Lien on the Counterparty Agreements or the Purchased Assets or (iv) agree to do any of the foregoing.

(b) Except with the prior written consent of Purchaser, Seller shall not assign, amend, modify, supplement or restate any Counterparty Agreement, enter into any new agreement in respect of the Purchased Assets or the Licensed Products or exercise or waive any right or option, fail to exercise any right or option, grant any consent or exercise or fail to exercise any action in respect of the Purchased Assets, the Licensed Products or the Counterparty Agreements in any manner that would, in each case, (i) be a Material Adverse Change or (ii) conflict with or cause an event of default under, or breach or termination of, this Purchase and Sale Agreement, any other Transaction Document or any of the Counterparty Agreements.

(c) Except with the prior written consent of Purchaser, Seller shall not terminate (or consent to any termination of) any Counterparty Agreement in whole or in part.

(d) Promptly after (i) receiving notice from Counterparty or any other Person (A) terminating any of the Counterparty Agreements (in whole or in part), (B) alleging any breach of or default under any of the Counterparty Agreements by Seller or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any of the Counterparty Agreements by Seller or the right to terminate any of the Counterparty Agreements (in whole or in part) by Counterparty or any other Person or (ii) Seller otherwise has knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any of the Counterparty Agreements by Seller or give the right to terminate any of the Counterparty Agreements (in whole or in part) by Counterparty or any other Person, in each case, Seller shall (A) promptly give a written notice to Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from Counterparty or the other relevant Person, and, in the case of any breach or default or alleged breach or default by Seller, describing in reasonable detail any corrective action Seller proposes to take, and (B) use its commercially reasonable efforts to promptly cure such breach or default and shall give written notice to Purchaser upon curing such breach or default; provided, however, that, if Seller fails to promptly take reasonable actions to cure such breach or default, Purchaser shall, to the extent possible and to the extent permitted by the Counterparty Agreements, be entitled to take any and all actions Purchaser considers reasonably necessary to promptly cure such breach or default, and Seller shall cooperate with Purchaser for such purpose and reimburse Purchaser promptly (but in no event later than two Business Days following notice thereof) for all costs and expenses incurred in connection therewith.

(e) Promptly after Seller obtains knowledge of a breach or default or alleged breach or default under any of the Counterparty Agreements by Counterparty or any other Person (each, a “Defaulting Party”) or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach or default under any of the Counterparty Agreements by a Defaulting Party or the right to terminate any of the Counterparty Agreements (in whole or in part) by Seller, in each case, if such breach or default would be a Material Adverse Change, Seller shall (i) promptly give a written notice to Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) proceed in consultation with Purchaser and take such permissible actions (including commencing legal action against the Defaulting Party) to enforce compliance by the Defaulting Party with the relevant provisions of the Counterparty Agreements and to exercise any or all of Seller’s rights and remedies, whether under the Counterparty Agreements or by operation of law, with respect thereto. Seller acknowledges and agrees that, if an Event of Default occurs and is continuing, Seller and Purchaser shall, at the request of the Trustee (at the direction of Noteholders of a majority of the outstanding principal balance of the Notes), jointly with the Trustee enforce their respective contractual rights under the Counterparty Agreements.

(f) If Counterparty violates or fails to comply with certain provisions of the Settlement Agreement in any respect, Seller shall notify Counterparty of such violation or failure to comply in accordance with the provisions of the Settlement Agreement and, if Counterparty fails to cure such violation, continues to violate or fails to comply with such provisions 10 days following notice thereof, then Seller shall promptly make certain written requests authorized by the Settlement Agreement in such event.

(g) Except with the prior written consent of Purchaser, Seller shall not exercise or waive any right, fail to exercise any right or take or fail to take any action in respect of the Licensed Patents that would be a Material Adverse Change.

(h) Except in connection with the Transaction Documents or an assignment by Seller to any other Person with which Seller may merge or consolidate or to which Seller may sell all or substantially all of its assets or all of its assets related to the Licensed Products in accordance with the provisions of Section 7.4, Seller shall not dispose of or encumber the Licensed Patents in whole or in part, except for non-exclusive licenses.

Section 4.6 Mergers, Consolidations and Asset Sales Involving Counterparty. If there occurs a merger or consolidation of Seller, on the one hand, and Counterparty or its Affiliates, on the other hand, a sale of all or substantially all of Seller’s assets to Counterparty or a sale or assignment of any of the Counterparty Agreements or the Licensed Patents by Seller to Counterparty, and in any such case one or more Counterparty Agreements are terminated in connection therewith, Seller (or its successor) shall pay to Purchaser royalties on Net Sales of the applicable Licensed Products for the term of such Counterparty Agreements on the same basis as if such Counterparty Agreements had continued (but only with respect to 60% of such royalties) and Purchaser’s rights with respect to the Purchased Assets and the covenants of Seller under this Purchase and Sale Agreement shall continue to apply on the same basis as if such Counterparty Agreements were in place between Seller and Counterparty.

Section 4.7 Existence. Seller shall (i) preserve and maintain its existence, (ii) preserve and maintain its rights, franchises and privileges, (iii) qualify and remain qualified in good standing in each jurisdiction where it is currently qualified and (iv) comply with its organizational documents unless failure to do any of the foregoing would not be a Material Adverse Change.

Section 4.8 Jurisdiction of Organization and Principal Place of Business. Seller agrees to maintain its jurisdiction of organization in the State of Delaware and its principal place of business in the State of Nevada; provided, however, that Seller may change its principal place of business from the State of Nevada to another state within the United States so long as the tax rate applicable to Seller as a result of such change would be equal to or less than the tax rate applicable to Seller as a result of having its principal place of business in the State of Nevada.

Section 4.9 Exercise of Audit Rights. If at any time Seller is not the Servicer, Seller agrees to audit the records of Counterparty in accordance with Section 3.1(c)(v) of the Servicing Agreement at the direction (a) through the Trustee of Noteholders of at least 25% of the outstanding principal balance of the Senior Class of Notes or (b) of the then-current Servicer.

Section 4.10 Approval of Actions of Purchaser. To the extent approval by the members of Purchaser is required prior to any action by Purchaser to perform its obligations under the Transaction Documents to which Purchaser is a party, Seller, as long as it is the holder of a majority of the Capital Securities of Purchaser, shall approve any such action.

ARTICLE V

THE CLOSING

Section 5.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of Pillsbury Winthrop Shaw Pittman LLP located at 1540 Broadway, New York, New York 10036, or such other place as the parties mutually agree.

Section 5.2 Closing Deliverables of Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) the Bill of Sale, the Servicing Agreement and the Pledge and Security Agreement, each executed by Seller;

(b) an irrevocable direction to Counterparty to pay the Purchased Royalties directly to the Collection Account, and as to such other matters, in the form set forth in Exhibit B signed by Seller;

(c) a certificate of an executive officer of Seller (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of resolutions of the governing body of Seller authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of the officer or officers of Seller who have executed and delivered the Transaction Documents including therein a signature specimen of each officer or officers; and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of Seller’s jurisdiction of organization, stating that Seller is in good standing under the laws of such jurisdiction; and

(d) such other certificates, documents and financing statements as Purchaser may reasonably request, including (i) the documents contemplated by Section 6 of the Initial Purchaser Purchase Agreement and (ii) a financing statement satisfactory to Purchaser to create, evidence and perfect the sale of the Purchased Assets pursuant to Section 2.1(c) and the back-up security interest granted pursuant to Section 2.1(d).

Section 5.3 Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) the Bill of Sale executed by Purchaser; and

(b) payment of the Purchase Price in accordance with Section 2.3.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by Seller. Seller hereby indemnifies and holds each of Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents (other than the Initial Purchaser) and controlling Persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by Seller in any of the Transaction Documents to which Seller is party or certificates given by Seller to Purchaser in writing pursuant to this Purchase and Sale Agreement or any other Transaction Document, (ii) any breach of or default under any covenant or agreement by Seller to Purchaser pursuant to any Transaction Document to which Seller is party or any of the Counterparty Agreements, (iii) any Excluded Liabilities and Obligations (unless such Excluded Liabilities and Obligations are due to Purchaser not complying with the confidentiality provisions set forth in the Counterparty Agreements), (iv) claims arising on or after the Closing Date and asserted against a Purchaser Indemnified Party relating to the transactions contemplated in any Transaction Document or any of the Counterparty Agreements and (v) any fees, expenses, costs, liabilities or other amounts incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party that (A) has the effect of imposing on Seller any recourse liability for Purchased Royalties because of the insolvency or other creditworthiness problems of Counterparty or the insufficiency of the Purchased Royalties, whether as a result of the amount of cash flow arising from sales of the Licensed Products or otherwise, unless resulting from the failure of Seller to perform its obligations under this Purchase and Sale Agreement, (B) results from the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party, (C) results from the failure of any Person other than Seller to perform any of its obligations under any of the Transaction Documents or (D) results from Seller’s acts or omissions based upon the written instructions from any Purchaser Indemnified Party. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party upon demand. In addition to the foregoing obligations of Seller, Seller agrees (a) to pay to Purchaser on demand all reasonable costs and expenses incurred by Purchaser in connection with the enforcement of the Transaction Documents against Seller or its Affiliates, but not in connection with any enforcement against any other Person, (b) to indemnify Purchaser on an after-tax basis for any stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Transaction Documents, and to indemnify each Purchaser Indemnified Party on an after-tax basis in respect of any liabilities with respect to such taxes and fees, and (c) to indemnify Purchaser on an after-tax basis for any U.S. federal, state or local or any foreign income, franchise or other taxes imposed on income or assets (including any interest, penalties or reasonable accountant or counsel fees incurred in connection with such taxes) asserted against, withheld from or required to be withheld by Purchaser at any time that the Notes are outstanding.

Section 6.2 Indemnification by Purchaser. Purchaser hereby indemnifies and holds each of Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of any breach of or default under any covenant or agreement by Purchaser pursuant to any Transaction Document; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party that (A) results from the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party, (B) results from the performance by any other Person (including Seller) or the failure of any other Person (including Seller) to perform any of its obligations under any of the Transaction Documents, or (C) results from Purchaser’s acts or omissions based upon the written instructions from any Seller Indemnified Party. Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party upon demand.

Section 6.3 Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 6.1 or Section 6.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 6.1 or Section 6.2 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VI for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding

(including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 6.4 Exclusive Remedy. Except in the case of fraud or intentional breach, following the Closing, the indemnification afforded by this Article VI shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document. Notwithstanding anything in this Purchase and Sale Agreement to the contrary, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 7.2.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificates delivered pursuant to this Purchase and Sale Agreement shall survive the execution and delivery of this Purchase and Sale Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Purchase and Sale Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants.

Section 7.2 Specific Performance. Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement.

Section 7.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to Seller (including as Servicer under the Servicing Agreement), to:

PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, Nevada 89451

Attention:	Chief Financial Officer
Telephone:	775-832-8500
Facsimile:	775-832-8501
Email:	cris.larson@pdl.com

With a copy to:

Attention:	General Counsel
Email:	chris.stone@pdl.com

if to Purchaser, to:

QHP Royalty Sub LLC

c/o PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, Nevada 89451

Attention:	Chief Financial Officer
Telephone:	775-832-8500
Facsimile:	775-832-8501
Email:	cris.larson@pdl.com

With a copy to:

Attention:	General Counsel
Email:	chris.stone@pdl.com

Each party hereto may, by notice given in accordance herewith to each of the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 7.4 Successors and Assigns.

(a) The provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Seller shall not be entitled to assign any of its obligations under any of the Transaction Documents without the prior written consent of Purchaser; provided, however, that Seller may, without the consent of Purchaser, assign any of its obligations under the Transaction Documents to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets, provided that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents, as applicable, and furnish a written agreement to Purchaser in form and substance reasonably satisfactory to Purchaser to that effect.

(c) Purchaser shall not be entitled to assign any of its obligations under any of the Transaction Documents or the Counterparty Agreements without the prior written consent of Seller; provided, however, that, if an Event of Default has occurred and is continuing, Purchaser may, without the consent of Seller, assign any of its obligations under the Transaction Documents or the Counterparty Agreements to any other Person and Purchaser shall give notice of any such assignment to Seller promptly after the occurrence thereof. Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by Purchaser.

Section 7.5 Independent Nature of Relationship. Except for any Capital Securities of Purchaser held by Seller, the relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 7.6 Entire Agreement. This Purchase and Sale Agreement, together with the Exhibits hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Purchase and Sale Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto. Neither this Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VI any rights or remedies hereunder.

Section 7.7 Governing Law.

(a) THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Purchase and Sale Agreement in any court referred to in Section 7.7(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 7.3. Nothing in this Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 7.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9 Severability. If one or more provisions of this Purchase and Sale Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Purchase and Sale Agreement and the balance of this Purchase and Sale Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect be enforceable in accordance with its terms. Any provision of this Purchase and Sale Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 7.10 Counterparts. This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Section 7.11 Amendments; No Waivers. Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party hereto against whom such waiver is sought to be enforced. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.12 Limited Recourse. Seller accepts that the enforceability against Purchaser of any obligations of Purchaser hereunder shall be limited to the assets of Purchaser, whether tangible or intangible, real or personal and the proceeds thereof. Once all such assets have been realized upon and such assets (and proceeds thereof) have been applied in accordance with the Indenture, any outstanding obligations of Purchaser to Seller hereunder shall be extinguished. Seller further agrees that it shall take no action against any employee, director, officer or administrator of Purchaser in relation to this Purchase and Sale Agreement; provided, that nothing herein shall limit Purchaser (or its permitted successors or assigns) from pursuing claims, if any, against any such Person; provided, further, that the foregoing shall not in any way limit, impair or otherwise affect any rights of Seller to proceed against any employee, director, officer or administrator of Purchaser (a) for intentional and willful fraud or intentional and willful misrepresentations on the part of or by such employee, director, officer or administrator or (b) for the receipt of any distributions or payments to which Seller or any successor in interest is entitled, other than distributions expressly permitted pursuant to the other Transaction Documents.

Section 7.13 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, Seller hereby authorizes Purchaser, at any time and from time to time, to the fullest extent permitted by law, to offset any amounts payable by Purchaser to, or for the account of, Seller against any obligations of Seller to Purchaser arising in connection with the Transaction Documents (including amounts payable pursuant to Article VI) that are then due and payable.

Section 7.14 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 7.15 Acknowledgment and Agreement. Seller expressly acknowledges and agrees that all of Purchaser’s right, title and interest in, to and under this Purchase and Sale Agreement shall be pledged and assigned to the Trustee as collateral by Purchaser pursuant to the Indenture, and Seller consents to such pledge and assignment, without regard to whether an event of default has occurred and is continuing under the Indenture. Each of the parties hereto acknowledges and agrees that the Trustee, acting on behalf of the Noteholders, is a third party beneficiary of the rights of Purchaser arising hereunder and shall be entitled to exercise and/or enforce certain rights of Purchaser hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.

PDL BIOPHARMA, INC.

By:	/s/ John P. McLaughlin
	Name:	John P. McLaughlin
	Title:	President and Chief Executive Officer

QHP ROYALTY SUB LLC

By:	PDL BioPharma, Inc., its Member

By:	/s/ John P. McLaughlin
	Name:	John P. McLaughlin
	Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF BILL OF SALE

This BILL OF SALE is dated as of November 2, 2009 (the “Closing Date”) by PDL BIOPHARMA, INC., a Delaware corporation (“Seller”), in favor of QHP ROYALTY SUB LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement, dated as of the Closing Date (the “Purchase and Sale Agreement”), pursuant to which, among other things, Seller agrees to sell, transfer, convey, assign, contribute and grant to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets, for the consideration described in the Purchase and Sale Agreement; and

WHEREAS, the parties hereto now desire to carry out the purposes of the Purchase and Sale Agreement by the execution and delivery of this instrument evidencing Purchaser’s purchase, acquisition and acceptance of the Purchased Assets;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase and Sale Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Seller, by this Bill of Sale, does hereby sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to Purchaser, and Purchaser does hereby purchase, acquire and accept, all of Seller’s right, title and interest in, to and under the Purchased Assets.

2.	The parties hereto acknowledge that Purchaser is not assuming any of the Excluded Liabilities and Obligations.

3.	Seller hereby covenants that, at any time or from time to time after the Closing Date, at Purchaser’s reasonable request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment, contribution, granting and confirmation, provide such materials and information and take such other actions, each as Purchaser may reasonably deem necessary to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to Purchaser, and to confirm Purchaser’s title to, the Purchased Assets and to put Purchaser in actual possession of such Purchased Assets and assist Purchaser in exercising all rights with respect thereto.

4.	This Bill of Sale shall be binding upon and inure to the benefit of Seller, Purchaser and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to Purchaser.

5.	THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

6.	This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

7.	The following terms as used herein shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. For purposes hereof, the term “Affiliate” when used in respect of Seller shall be deemed to exclude Purchaser.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Counterparty” means Genentech, Inc., a Delaware corporation and a wholly-owned subsidiary of Roche Holding, Ltd.

“Counterparty Agreements” means, collectively, the Master Agreement, the License Agreements, the Settlement Agreement, the letter agreement entitled “Re: Amendments to Product Licenses and Settlement Agreement” dated July 27, 2009 from Counterparty to Seller executed by Seller and Counterparty, the letter agreement dated July 27, 2009 from Seller to Counterparty executed by Seller and Counterparty and the letter agreement dated September 22, 2009 from Seller to Counterparty executed by Seller and Counterparty.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4 of the Purchase and Sale Agreement.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“License Agreements” means, collectively, (a) the PDL License Agreement dated as of November 3, 1998 between Seller and Counterparty (re HER-2/neu protein), as amended, (b) the PDL License Agreement dated as of December 18, 2003 between Seller and Counterparty (re IgE), as amended, (c) the PDL License Agreement dated as of March 5, 2004 between Seller and Counterparty (re VEGF), as amended, and (d) any other existing or future license agreements entered into under the Master Agreement.

“Licensed Patents” means the PDL Licensed Patents as defined in Exhibit C of the Purchase and Sale Agreement.

“Licensed Products” means Avastin® (Bevacizumab), Herceptin® (Trastuzumab), Lucentis® (Ranibizumab), Xolair® (Omalizumab) and any other products subject to the Master Agreement.

“Master Agreement” means the Amended and Restated Patent Licensing Master Agreement (Queen Patents) dated as of July 27, 2009 between Seller and Counterparty, as amended.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Licensed Patents.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Purchased Assets” means, collectively, (a) Seller’s rights under (i) the Counterparty Agreements to (1) receive the Purchased Counterparty Agreements Royalties, (2) receive the reports produced by Counterparty pursuant to the Counterparty Agreements in respect of worldwide sales of the Licensed Products, (3) audit the records of Counterparty in respect of such sales pursuant to the Counterparty Agreements and receive an audit report summarizing the results of any such audit and (4) make indemnification claims against Counterparty pursuant to the Counterparty Agreements and (ii) the Settlement Agreement to receive the Purchased Settlement Agreement Royalties, (b) to the extent permitted by the Counterparty Agreements, Seller’s right to (i) pay directly to Counterparty any amounts due and payable under the Counterparty Agreements from Seller to Counterparty, (ii) provide any reports to Counterparty that may be due under the Counterparty Agreements from Seller and (iii) to the extent possible, cure any breach of or default under the Counterparty Agreements by Seller, (c) Seller’s right to receive any Set-off pursuant to Section 2.2(c) of the Purchase and Sale Agreement, (d) Seller’s right to disapprove of an assignment of the Counterparty Agreements by Counterparty and (e) Seller’s right to transfer, assign or pledge the foregoing, in whole or in part, and the proceeds of and the rights to enforce each of the foregoing.

“Purchased Counterparty Agreements Royalties” means 60% of the Royalties under the Counterparty Agreements.

“Purchased Settlement Agreement Royalties” means 60% of the Royalties (except liquidated damages payments) under the Settlement Agreement if Counterparty breaches its obligations thereunder in respect of the Licensed Products.

“Royalties” means (a) all amounts or fees paid, owed, accrued or otherwise required to be paid to Seller or any of its Affiliates as a result of the sale by Counterparty or any Sublicensees of any of the Licensed Products (including not only from the sale of currently approved indications for each Licensed Product, but also from any additionally approved indications and from any off-label usage for such Licensed Product) and attributable to the period commencing on the Royalties Commencement Date, including all amounts due or to be paid to Seller or any of its Affiliates in lieu thereof (whether based upon sales of the Licensed Products or otherwise), (b) all indemnity payments, recoveries, damages or award or settlement amounts paid or payable to Seller or any of its Affiliates by any third party and arising out of or relating to the Licensed Products or as a result of a breach by Counterparty of any of the Counterparty Agreements with respect to any Licensed Product and attributable to the period commencing on the Royalties Commencement Date (except for liquidated damages payments under the Settlement Agreement), (c) all other amounts paid by Counterparty, any Sublicensee or any other Person arising out of, related to or resulting from the Licensed Products or the Counterparty Agreements and attributable to the period commencing on the Royalties Commencement Date (except for liquidated damages payments under the Settlement Agreement), (d) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described herein and (e) all proceeds (as defined under the UCC) of any of the foregoing.

“Royalties Commencement Date” means October 1, 2009.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.

“Settlement Agreement” means the Settlement Agreement dated December 18, 2003 between Seller and Counterparty, as amended.

“Sublicensee” means any sublicensee of Counterparty under the Counterparty Agreements.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest granted pursuant to Section 2.1(d) of the Purchase and Sale Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of the Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

PDL BIOPHARMA, INC.

By:
	Name:	John P. McLaughlin
	Title:	President and Chief Executive Officer

QHP ROYALTY SUB LLC

By:	PDL BioPharma, Inc., its Member

By:
	Name:	John P. McLaughlin
	Title:	President and Chief Executive Officer

EXHIBIT B

FORM OF COUNTERPARTY INSTRUCTION

November 2, 2009

VIA FEDEX

Genentech, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: Corporate Secretary

Ladies and Gentlemen:

Reference is hereby made to the following:

(i)	that certain Amended and Restated Patent Licensing Master Agreement (Queen Patents) dated as of July 27, 2009 (the “Master Agreement”) by and between PDL BioPharma, Inc., a Delaware corporation (“PDL”), and Genentech, Inc., a Delaware corporation (“Genentech”);

(ii)	that certain PDL License Agreement dated as of November 3, 1998 by and between PDL and Genentech (re HER-2/neu/erbB2), as amended;

(iii)	that certain PDL License Agreement dated as of December 18, 2003 by and between PDL and Genentech (re IgE), as amended;

(iv)	that certain PDL License Agreement dated as of March 5, 2004 by and between PDL and Genentech (re VEGF), as amended;

(v)	that certain letter agreement entitled “Re: Amendments to Product Licenses and Settlement Agreement” dated July 27, 2009 from Genentech to PDL executed by PDL and Genentech;

(vi)	that certain letter agreement dated July 27, 2009 from PDL to Genentech executed by PDL and Genentech;

(vii)	that certain letter agreement dated September 22, 2009 from PDL to Genentech executed by PDL and Genentech; and

(viii)	that certain Settlement Agreement dated December 18, 2003 between PDL and Genentech, as amended.

Each of the documents set forth in clause (ii), clause (iii) and clause (iv) above and any other existing or future license agreement entered into under the Master Agreement is referred to herein as a “License Agreement”.

Effective as of November 2, 2009, PDL is selling, transferring, conveying, assigning, contributing and granting the “Purchased Assets” described in the Bill of Sale dated as of November 2, 2009 attached hereto as Appendix A to QHP Royalty Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of PDL (“Royalty Sub”):

PDL controls the management of Royalty Sub.

Attached hereto as Appendix A is the Bill of Sale dated as of November 2, 2009 evidencing such sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets to Royalty Sub.

In addition, Royalty Sub has granted a security interest in the Purchased Assets to U.S. Bank National Association, as trustee (the “Trustee”), for the benefit of certain noteholders of Royalty Sub.

Accordingly, you are hereby irrevocably and unconditionally directed to make all payments of Purchased Royalties to PDL by Genentech on or after October 1, 2009 by wire transfer in United States dollars to the following account:

U.S. Bank National Association

ABA No. 091 000 022

Acct. No. 731 0332 1092

Ref: QHP Royalty Coll. #133970000

Attn. Ron Chin

In addition, you are hereby irrevocably and unconditionally instructed to send all reports sent or required to be sent to PDL pursuant to Section 3.08(a) and Section 3.08(b) of each License Agreement to the following party at the following address, beginning immediately:

PDL BioPharma, Inc., as servicer of QHP Royalty Sub LLC

932 Southwood Boulevard

Incline Village, Nevada 89451

Attention: Chief Financial Officer

Attached hereto as Appendix B is the form of confidentiality agreement required to be signed by any existing or potential noteholder of Royalty Sub.

Attached hereto as Appendix C is a Form W-9 for PDL, updated to include Royalty Sub. Please note that Royalty Sub will be treated by PDL for U.S. federal income tax purposes as a disregarded entity separate from PDL. To the extent this changes, PDL will promptly notify you in writing of such change.

Thank you for your cooperation regarding this matter. Please sign at the space provided below to indicate your acknowledgement of the foregoing, and fax a signed copy of this letter to Christine Larson, Chief Financial Officer, at 775-832-8501, for our records.

Very truly yours,

PDL BIOPHARMA, INC.

By:
	Name:	Christopher Stone
	Title:	Vice President and General Counsel

Acknowledged:

GENENTECH, INC.

By:
Name:
Title:
Date:

APPENDIX A

Bill of Sale

See attached.

B-A-1

APPENDIX B

Form of Confidentiality Agreement

See attached.

B-B-1

APPENDIX C

Form W-9

See attached.

B-C-1

EXHIBIT C

INTELLECTUAL PROPERTY MATTERS

The following is a list of Seller’s humanization patents (the “PDL Licensed Patents”) required to develop, make, market and sell the Licensed Products worldwide. As discussed in greater detail below, Seller has applied for and obtained Supplemental Protection Certificates (“SPCs”) with respect to the Licensed Products in the European Union countries denoted by an asterisk (*) below. Seller is the owner of each PDL Licensed Patent listed below.

Patent or Publication Number	Application Serial Number	Country	Issuance / Grant / Expiration
5,585,089	08/477,728	United States	Issued December 17, 1996 Expires June 25, 2013

5,693,761	08/474,040		Issued December 2, 1997 Expires December 2, 2014

5,693,762	08/487,200		Issued December 2, 1997 Expires June 25, 2013

6,180,370	08/484,537		Issued January 20, 2001 Expires June 25, 2013

7,022,500	09/718,998		Issued April, 4, 2006 Expires April 23, 2010

AR 254487 V1	315679	Argentina	Granted September 29, 2000 Expires September 29, 2015

647383	51532/90	Australia	Granted July 12, 1994 Expires December 28, 2009

AT E133452	90903576.8	Austria*	Granted January 25, 1996 Expires December 28, 2009

BE 0 451 216	90903576.8	Belgium*	Granted January 25, 1996 Expires December 28, 2009

PI1101125-4	PI1101125-4	Brazil	Granted January 14, 2003 Expires June 25, 2013

61095	95784	Bulgaria*	Granted October 27, 1997 Expires December 28, 2009

2006865	2006865	Canada	Granted August 20, 2002 Expires December 28, 2009

2328851	2328851		Granted August 13, 2002 Expires December 28, 2009

40279	983-89	Chile	Granted October 7, 1999 Expires October 7, 2014

58770	89109618.3	China	Granted July 21, 2000 Expires December 28, 2009

P920500	P20500A	Croatia	Granted November 4, 1999 Expires September 29, 2012

174317	PA 1998 00941	Denmark*	Granted December 2, 2002 Expires December 28, 2009

Patent or Publication Number	Application Serial Number	Country	Issuance / Grant / Expiration
0451216	90903576.8	European Patent Office Validated countries*: Austria Belgium France Germany Italy Luxembourg Netherlands Spain Sweden Switzerland United Kingdom	Granted January 24, 1996 Expires December 28, 2009

108797	912436	Finland*	Granted March 28, 2002 Expires December 28, 2009

FR 0 451 216	90903576.8	France*	Granted January 24, 1996 Expires December 28, 2009

68925536.5	90903576.8	Germany*	Granted January 24, 1996 Expires December 28, 2009

68929061.6	95105609.2		Granted August 25, 1999 Expires December 28, 2009

1001050	900100009	Greece*	Granted January 5, 1993 Expires January 9, 2010

HK 1014718	98115967	Hong Kong	Granted July 14, 2000 Expires December 28, 2009

211174	P/P00236	Hungary*	Granted March 22, 1996 Expires December 28, 2009

82755	4206/89	Ireland*	Granted February 3, 2003 Expires December 28, 2009

	2000/0031		Pending If Granted, Expires December 28, 2009

162181	162181	Israel	Granted July 11, 2006 Expires December 27, 2009

IT 04 451 216	90903576.8	Italy*	Granted January 24, 1996 Expires December 28, 2009

LU 0 451 216	90903576.8	Luxembourg*	Granted January 24, 1996 Expires December 28, 2009

92.2146	89/05857	Monaco	Granted February 18, 1992 Expires December 28, 2009

48700	P2489/89	Montenegro	Granted January 5, 1999 Expires December 28, 2009

NL 0 451 216	90903576.8	Netherlands*	Granted January 24, 1996 Expires December 28, 2009

231984	231984	New Zealand	Granted October 20, 1997 Expires January 4, 2010

314793	314793		Granted June 8, 2000 Expires January 4, 2010

310473	19912385	Norway*	Granted July 9, 2001 Expires December 28, 2009

29729	39812	Philippines	Granted May 17, 1996 Expires May 17, 2013

92758	92758	Portugal*	Granted October 20, 1995 Expires October 20, 2010

Patent or Publication Number	Application Serial Number	Country	Issuance / Grant / Expiration
2.216T	98-20287	Romania	Granted July 31, 2002 Expires December 19, 2010

2126046	4895847.13	Russia	Granted February 10, 1999 Expires December 28, 2009

48700	2489/89	Serbia	Granted December 30, 1998 Expires December 28, 2009

SG 0451216	9691819-8	Singapore	Granted August 30, 1996 Expires December 28, 2009

78258	9607855-5		Granted May 22, 2001 Expires December 28, 2009

8912489	P-8912489	Slovenia*	Granted February 28, 1999 Expires December 28, 2009

89/9956	89/9956	South Africa	Granted October 31, 1990 Expires December 28, 2009

P178385	90-701939	South Korea	Granted November 23, 1998 Expires November 23, 2013

P178385	90-701939	Spain*	Granted January 24, 1996 Expires December 28, 2009

2081974 T3	90903576.8		Granted August 25, 1999 Expires December 28, 2009

SE 0 451 216	90903576.8	Sweden*	Granted August 25, 1999 Expires December 28, 2009

CH 0 451 216	90903576.8	Switzerland*	Granted August 25, 1999 Expires December 28, 2009

NI-50034	78109870	Taiwan	Granted August 11, 1991 Expires December 15, 2009

GB 0 451 216	90903576.8	United Kingdom*	Granted January 24, 1996 Expires December 28, 2009

13349	23024	Uruguay	Granted May 19, 1993 Expires December 28, 2009

56.455	1923/89	Venezuela	Granted February 9, 1996 Expires December 15, 2009

The following is a list of SPCs that Seller has applied for and (except as denoted by “SPC Pending” below) obtained with respect to the Licensed Products in the European Union countries set forth below.

Approved Licensed Product	Country	SPC Expiration
Avastin® (Bevacizumab)	France Ireland Netherlands Switzerland United Kingdom	December 27, 2014

	Austria Belgium Denmark Finland Germany Hungary Italy Luxembourg Norway Slovenia Spain Sweden	December 28, 2014

	Portugal	October 21, 2015

Herceptin® (Trastuzumab)	Finland Ireland Netherlands United Kingdom	July 28, 2014

	Austria Denmark Italy Luxembourg Norway Spain	July 29, 2014

	France	December 27, 2014

	Belgium Germany Sweden	December 28, 2014

	Greece	January 10, 2015

	Portugal	October 21, 2015

Lucentis® (Ranibizumab)	Austria Bulgaria Germany Norway	SPC Pending Expected Expiration: December 28, 2014

	France Ireland Netherlands United Kingdom	December 27, 2014

	Belgium Denmark Finland Hungary Italy Luxembourg Slovenia Spain Sweden	December 28, 2014

	Portugal	SPC Pending Expected Expiration: October 21, 2015

Xolair® (Omalizumab)	France Ireland Netherlands Switzerland United Kingdom	December 27, 2014

Approved Licensed Product	Country	SPC Expiration
	Austria Belgium Denmark Finland Germany Hungary Italy Luxembourg Norway Slovenia Spain Sweden	December 28, 2014

	Portugal	October 21, 2015